Exhibit 3.1

TRANSLATION FROM FRENCH INTO ENGLISH (solely for convenience of English speaking users)

CONSTELLIUM SE

A European company with share capital of €2,936,397.68

Registered Office: Washington Plaza, 40-44 rue Washington, 75008 Paris

Paris Trade and Companies Register n° 831 763 743

ARTICLES OF ASSOCIATION

(as of April 10, 2023)

TITLE I

FORM, NAME, OBJECT, REGISTERED OFFICE, AND DURATION OF THE COMPANY

ARTICLE 1 – FORM

The company shall be a European company.

Created on May 14, 2010 in the form of a “besloten vennootschap met beperkte aansprakelijkheid” (B.V.) and transformed into “ naamloze vennootschap “ (N.V.) on May 21, 2013, it continues to exist among the owners of the shares composing its capital, after transformation into a European company pursuant to a general meeting dated June 27, 2019 and then transfer of its registered office to France pursuant to a general meeting dated November 25, 2019.

It is governed by all applicable laws and regulations, as well as these Articles of Association.

ARTICLE 2 – COMPANY NAME

The company name is:

CONSTELLIUM SE

In all deeds and documents issued by the company and intended for third parties, the name shall always be immediately preceded or followed by the words: “société européenne” or the initials “SE” and the amount of share capital.

ARTICLE 3 – COMPANY OBJECT

The object of the company, directly or indirectly, in any form, in France and in all countries, is:

•	to incorporate, to participate in, to finance, to collaborate with, to manage, to supervise businesses, companies and other enterprises and provide advice and other services;

•	to acquire, use and/or assign industrial and intellectual property rights and real property;

•	to finance and/or acquire companies and any businesses;

•

to borrow, to lend and to raise funds, including through the issue of bonds, debt instruments or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned activities;

•	to invest funds;

•	to provide guarantees and security for debts of legal persons or of other companies with which the Company is affiliated in a Group or for the debts of third parties;

•	to undertake all that which is connected to the foregoing or in furtherance thereof, all of the above being understood in the broadest sense of the words.

ARTICLE 4 – REGISTERED OFFICE

The company’s registered office and central administration are located at: Washington Plaza, 40-44 rue Washington, 75008 Paris, France.

The registered office may be transferred to any other location within the French territory, either by decision of the ordinary general meeting or by decision of the Board of Directors, subject to such decision being ratified by the next ordinary general meeting.

If a transfer is approved by the Board of Directors, the latter is authorised to amend the Articles of Association and to carry out the resulting publicity and filing formalities, provided the transfer is submitted for the ratification mentioned hereinabove.

The Board of Directors may establish offices, agencies, or branches wherever it deems useful, and may also remove them.

ARTICLE 5 – DURATION

The company has a duration of ninety-nine (99) years as from its registration with the Paris Trade and Companies Register, except in cases of early dissolution or extension as approved by the extraordinary general meeting.

TITLE II

CAPITAL AND SHARES

ARTICLE 6 – CAPITAL

The capital amounts to two million, nine hundred and thirty-six thousand, three hundred ninety-seven euros and sixty-eight cents (€2,936,397.68). It is divided into one hundred and forty-six million, eight hundred nineteen thousand, eight hundred and eighty-four (146,819,884) ordinary shares, each with a nominal value of two euro cents (0.02), fully paid-up and all of the same category.

ARTICLE 7 – FORM OF SHARES, SHAREHOLDING PROCEDURES

Shares shall be either registered (“au nominatif”) or bearer (“au porteur”) shares, at the shareholder’s discretion, in accordance with Article L. 228-1 of the French Commercial Code.

Shares of the Company will be registered either on a register (the “U.S. Register”) maintained in the United States of America by a registrar, or on accounts maintained by the Company (or its agent) or by authorized intermediaries in accordance with Article L. 211-3 of the French Monetary and Financial code (such accounts being collectively referred to as the “French Register”), at the shareholder’s discretion.

Shares registered on the U.S. Register will either be in the name of Cede & co, acting on behalf of The Depository Trust Company (“DTC”), or in the name of holders who want to be directly recorded on the U.S. Register. The shares must be held through a participant in the system managed by DTC and registered on the U.S. Register in the name of Cede & co to be eligible for direct trading on the New York Stock Exchange. Shares registered on the U.S. Register will be in “au porteur” form; they shall be registered in France in the name of a single intermediary in the form of a collective account for the account of all owners of these shares, in accordance with Article L. 228-1, 7th subparagraph of the French Commercial Code.

Shares registered on the French Register may be in “au nominatif” form or in “au porteur” form, at the shareholder’s discretion, it being specified that these shares may not be traded in this form on the NYSE.

On the effective date of the transfer of the registered office in France, all shares comprising the company’s capital shall be entered in the U.S. Register. Any shareholder seeking to transfer its shares from one register to another will have to give proper instructions, at its own cost, to its broker or the Company, as the case may be.

ARTICLE 8 – TRANSFERS

Any transfer of shares shall be made pursuant to law and to these Articles of Association. Shares shall be transmitted by transfer between accounts, according to the procedures defined by the laws and regulations in force.

Shares shall be freely transferable.

ARTICLE 9 – THRESHOLD CROSSING

Any natural person or legal entity acting alone or in concert, who comes to own, directly or indirectly, a number of shares equal to or greater than 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3% or 90% of the total number of shares or voting rights must, within five (5) trading days after the shareholding threshold is crossed, notify the company, by certified letter with acknowledgement of receipt, of the total number of shares or voting rights that it owns alone, directly or indirectly, or in concert.

Moreover, it shall also inform the company, in its threshold notification letter, (i) of the number of securities held giving deferred rights to the shares to be issued and the corresponding voting rights, and (ii) of the number of shares already issued or the voting rights it may acquire by virtue of agreements or financial instruments mentioned in Article L. 211-1 of the French Monetary and Financial Code.

The same obligations apply if the participation in capital or voting rights falls below one of the thresholds stipulated hereinabove.

Moreover, any person or entity who holds a number of shares equal to or greater than 10%, 15%, 20% or 25% of the total number of shares or voting rights in the company shall, within five (5) trading days after the shareholding threshold is crossed, inform the company of the objectives it intends to pursue over the six (6) months to come.

Following a period of six (6) months, any person or entity who continues to hold a number of shares or voting rights equal to or greater than the fractions mentioned hereinabove, shall renew its statement of intent, in compliance with the aforementioned terms, for each new period of six (6) months.

This statement shall specify whether the person or entity is acting alone or in concert, if it plans to discontinue or continue its purchases, to acquire or not the control of the company, to request its appointment or that of one or several persons as director.

The company reserves the right to share with the public and shareholders either the objectives that it has been notified of, or the relevant person’s failure to comply with the aforementioned obligation.

For the application of the preceding subparagraphs, the shares or voting rights listed in paragraphs 1 to 8 of Article L. 233-9 I of the French Commercial Code shall be considered equivalent to the shares or voting rights held by a person or an entity.

Neither Cede & Co, acting on behalf of DTC, DTC, nor the intermediary acting as “intermédiaire inscrit” per subparagraph seven of Article L. 228-1 of the French Commercial Code are required to make the statements covered in this article, for all of the shares for which Cede & Co, DTC and such intermediary, respectively, are registered in such capacity in the books.

ARTICLE 10 – MANDATORY PUBLIC OFFER

Any natural or legal persons acting alone or in concert within the meaning of Article L. 233-10 of the French Commercial Code, who comes into possession, otherwise than following a voluntary takeover bid, directly or indirectly, of more than 30% of the equity securities or voting rights of the company, shall file a draft takeover bid on all the capital and securities granting access to the capital or voting rights, and on terms that comply with applicable U.S. Securities law, rules of the U.S. Securities and Exchange Commission (SEC) and NYSE rules.

The same requirement applies to natural or legal persons, acting alone or in concert, who directly or indirectly own a number between 30% and half the total number of equity securities or voting rights of the company and who, in less than twelve consecutive months, increase the holding, in capital or voting rights, of at least 1% of the securities or voting rights of the company.

When a draft offer is submitted, the price proposed must be at least equal to the highest price paid by the offeror, acting alone or in concert within the meaning of Article L. 233-10 of the French Commercial Code, over a period of twelve (12) months preceding the event giving rise to the obligation to submit the draft offer.

In the event of a clear change in the characteristics of the company, if the market for its securities so justifies or in the absence of a transaction by the offeror, acting alone or in concert, over the company’s shares during the twelve-month period mentioned in the first paragraph, the price will be fixed by an expert appointed in accordance with Article 1592 of the French Civil Code and determined according to the objective evaluation criteria usually used, the characteristics of the company and the market of its securities, it being specified that the expert will be required to take into account, in its assessment, the criteria identified by the French Commission des Opérations de Bourse, the French Autorité des Marchés Financiers (“AMF”) and the French courts.

The obligation to file a draft public offer does not apply if the person or persons concerned justify to the company the fulfilment of one of the conditions listed in Articles 234-7 and 234-9 of the AMF’s Règlement Général. In the event of disagreement between the parties, an expert will be appointed, at the request of the most diligent party, by the president of the commercial court, ruling in the form of interim relief, for the purpose of determining whether or not it is necessary to file a draft public offer, it being specified that the expert will be required to apply the relevant provisions of the AMF’s Règlement Général as well as the criteria issued by the French Conseil des marchés financiers, the AMF and the French courts.

Neither Cede & Co, acting on behalf of DTC, DTC, nor the intermediary acting as “intermédiaire inscrit” per subparagraph 7 of Article L. 228-1 of the French Commercial Code are subject to the requirements covered in this article, for all of the shares for which Cede & Co, DTC and such intermediary, respectively, are registered in such capacity in the books.

ARTICLE 11 – RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

The rights and obligations attached to the share follow the share, in any hand it passes, and the transfer includes all dividends accrued, unpaid, and accruing, and, as applicable, the share of reserves and provisions.

Share ownership entails, ipso facto, the holder’s approval of these Articles of Association as well as of the decisions of the general meetings.

The voting right attached to the company’s shares shall be proportional to the percentage of the capital they represent, and each of the company’s shares shall carry one vote.

Each share entitles the holder, in the ownership of the company assets, profit-sharing, and liquidation surplus, to a percentage proportional to the number of existing shares, taking into account, as the case may be, the amortised and non-amortised capital, paid-up or unpaid capital, the nominal amount of the shares and the rights of the different categories of shares.

Whenever it is necessary to own more than one share to exercise any right, the single shares or shares in fewer numbers than required shall confer no rights on their holders against the company, and in such cases the shareholders shall be personally responsible for pooling the required number of shares.

TITLE III

COMPANY ADMINISTRATION

ARTICLE 12 – BOARD OF DIRECTORS

1. Composition

The company shall be directed by a Board composed of natural or legal persons between three and eighteen in number, appointed by the general meeting. In the event of a merger, this number may be increased under the conditions provided by law.

Any legal person shall, upon its appointment, assign a natural person as permanent representative to the Board of Directors. The permanent representative’s term of office shall be the same as that of the legal person he or she is representing. If the legal person removes its permanent representative, it shall immediately provide a replacement. The same provisions apply in the event of the permanent representative’s death or resignation.

The general meeting may decide that the Board of Directors shall be renewed annually on a rotating basis, such that this rotation involves a given fraction of the number of directors.

The directors’ term of office is three (3) years renewable. By way of exception, (a) the general meeting may choose a director for a shorter term so that the renewal of the directors’ terms of office may be spread out over time, (b) the directors in office immediately before the day of registration of the Company in the registre du commerce et des sociétés of Paris shall remain in office thereafter, for a duration equal to their remaining term of office before such registration.

A director’s term of office ends at the close of the ordinary general meeting called to approve the financial statements for the past financial year and held in the year during which the term of office of said director expires.

Directors may be reappointed at any time. They may be removed at any time by a decision of the general meeting.

In the event of a vacancy through the death or resignation of one or more directorships, the Board of Directors may make temporary appointments between two general meetings. The director appointed to replace another director whose term of office has not expired remains in office only for as long as the remaining term of his or her predecessor’s office.

A company employee may be appointed as a director. His or her employment contract must correspond to an actual position. In such cases he or she does not lose the benefit of his or her contract of employment.

The number of directors bound to the company by a contract of employment may not exceed one-third (1/3) of the directors in office.

The number of directors who are more than seventy-five (75) years of age shall not exceed one-third (1/3) of the directors in office. If this limit is exceeded during the terms of office, the oldest director shall automatically be considered to have resigned at the close of the next general meeting.

The Board of Directors comprises also, in accordance with the provisions of Article L. 225-27-1 of the French Commercial Code, directors representing employees and whose status is subject to the legal and regulatory provisions in force and to these Articles of Association. The preceding subparagraphs of this article 12.1 are not applicable to the directors representing employees.

The number of directors representing employees is equal to one if the number of directors appointed by the general meeting referred to in Articles L. 225-17 and L. 225-18 of the French Commercial Code is less than or equal to eight at the time of the appointment of said director and to two if this number is greater than eight. Directors representing employees are not taken into account for determining the minimum number and the maximum number of directors set forth in the first subparagraph of this article 12.1.

When only one director representing employees must be appointed, he or she is designated by the Group Works Council (French Group Works Council).

When two directors representing employees must be appointed, the second director is designated, in accordance with Article L. 225-27-1, III, 4 ° of the French Commercial Code, by the European Works Council (designated SE-WC).

The voting procedures within the Group Works Council and the European Works Council (designated SE-WC) for the appointment of directors representing employees are those applicable to the appointment of the secretaries of these Councils.

The term of office of directors representing employees is three (3) years, renewable. The term of office of a director representing employees ends at the close of the ordinary general meeting of shareholders having approved the financial statements for the past financial year and held in the year during which the term of office said director expires.

The term of office of a director representing the employees ends early under the conditions provided for by law and this article, and in particular in the event of termination of his or her employment contract (with the exception of intra-group mobility). If the conditions for applying Article L. 225-27-1 of the French Commercial Code are no longer met at the end of a financial year or if this Article is abrogated, the term of office of the director(s) representing employees ends at the close of the meeting during which the Board of Directors takes note of it.

In the event of a vacancy for any reason whatsoever in a seat of a director representing employees, the vacant seat is filled in by an employee designated under the same condition as the replaced director representing employees, in accordance with Article L. 225-34 of the French Commercial Code. The term of office of a so appointed director representing employees ends at the expiry of the normal term of office of the other directors appointed in accordance with Article L. 225-27-1 of the French Commercial Code. It is specified that until the date of replacement of the director(s) representing employees, the Board of Directors may meet and validly deliberate

The absence of appointment of the director(s) representing employees by the Council(s) referred to above, pursuant to law and this article, does not affect the validity of the deliberations of the Board of Directors.

Directors representing employees are subject to the same obligations, particularly in terms of confidentiality, and incur the same responsibilities as other directors.

2. Chair – Bureau of the Board of Directors

The Board of Directors elects a Chairman from among its members who must be a natural person. The Board of Directors sets his or her term office, which cannot exceed that of his or her directorship, and may remove him or her at any time. The Board sets his or her compensation.

The Chairman organises and directs the tasks of the Board, which he or she then reports to the general meeting. He or she oversees the proper functioning of the various bodies of the company and, in particular, ensures that the directors are able to fulfil their mission.

The Board Chairman may not be more than seventy-five (75) years of age. If the Chairman reaches that age during his or her term, he or she shall automatically be considered to have resigned. However, his or her term of office shall be extended until the next meeting of the Board of Directors during which his or her successor shall be appointed. Subject to this provision, the Board Chairman may be re-elected at any time.

Moreover, the Board, if it sees fit, appoints a vice-chairman from among its members, whose term of office it sets within the limit of that of his or her directorship.

The Board appoints a secretary, who may be chosen from outside the directors and shareholders.

ARTICLE 13 – MEETING OF THE BOARD OF DIRECTORS

The Board of Directors meets as often as required by the company’s interests, at the registered office or at the location indicated in the convening notice, and at least every three (3) months.

Directors shall be convened to Board meetings by the Chairman. Convocation may be made through any written means.

The Chairman must convene the Board of Directors within seven (7) days following a reasoned request made in this sense by the Chief Executive Officer, if the offices of Chairman and Chief Executive Officer are separate, or at least one-third (1/3) of the members of the Board of Directors. If this request goes unanswered, the requesters may themselves convene the meeting, stating the agenda.

Moreover, the directors representing at least one-third (1/3) of the Board members may validly convene the meeting if the Board of Directors has not met for more than two (2) months. In this case, they must state the meeting’s agenda.

The Board meets either at the company’s registered office or in any other location in France or outside France.

An attendance record shall be kept, and the minutes drawn up after each meeting.

Meetings of the Board of Directors shall be chaired by the Board Chairman. In the event of the Chairman’s absence or prevention, the Board of Directors shall entrust the Chairman’s duties to the vice-chairman. In the event of the absence or prevention of these latter, the Board shall appoint one of its members to chair each meeting; if there is a tied vote for this appointment, the meeting shall be chaired by the eldest candidate.

For the Board’s deliberations to be valid, more than half of the Board members must be present or represented.

The Board of Directors’ decisions shall be taken by a majority vote; if the votes are tied, the Chairman’s vote shall be decisive.

Decisions that are within the competence of the Board of Directors may also be taken by written consultation of the directors under the conditions and within the limits set down by French Law. These decisions currently include those provided for by the French Commercial Code in Article L. 225-24 (co-optation of directors), the last paragraph of Article L. 225-35 (authorization of security interests, endorsements and guarantees), the second paragraph of Article L. 225-36 (amendment of the articles of association to comply with legal and regulatory provisions) and I of Article L. 225-103 (convening of shareholders’ meetings) and the decisions to transfer the registered office within the same department.

In addition to the relevant provisions of these Articles of Association, the Board of Directors may adopt rules of procedure in order to organize its decision-making process and working method, including the rules in case of a conflict of interest. These rules of procedure may stipulate, specifically, that the directors attending the Board meeting via videoconference and telecommunications methods shall be considered to be in attendance, in accordance with regulations in force.

Each director receives the information required to perform his or her duties and, by virtue of his or her office, may obtain any and all documentation he or she deems useful.

Any director may assign the power, even by letter, fax, or electronic mail, to another director to represent him or her in a Board meeting, but each director may only have one proxy during a meeting.

Copies or extracts of the deliberations of the Board of Directors shall be validly certified by the Chairman of the Board of Directors, the Chief Executive Officer, the Deputy Chief Executive Officers, the director temporarily delegated to the duties of the chairman, or a proxy authorised for that purpose.

ARTICLE 14 – POWERS AND DUTIES OF THE BOARD OF DIRECTORS

The Board of Directors sets the guidelines for the company’s activity and oversees their implementation, in accordance with its corporate interest, taking into consideration the social and environmental impact of its activity. Subject to the powers expressly assigned by law to the shareholders’ meetings and within the limit of the corporate purpose, it hears any issue relevant to the company’s smooth operation and, by means of its deliberations, settles the matters of concern to it.

In its relations with third parties, the company shall be bound even by the decisions of the Board of Directors that do not come under the corporate purpose, unless the company can prove that the third party knew that the decision exceeded that purpose or that it could not have been unaware of this in light of the circumstances; publication of the Articles of Association alone does not constitute sufficient proof.

The Board of Directors proceeds with the controls and checks that it deems advisable.

Moreover, the Board of Directors exercises the special powers conferred on it by law.

The Board of Directors may appoint, from within, one or more special committees, of which it sets the composition and powers and which carry out their activity under its responsibility. Each committee shall report on its missions at the next meeting of the Board of Directors.

Directors, non-voting members, and any other person called to attend meetings of the Board of Directors are bound not to disclose, as applicable, even after the end of their duties, the information they have on the company and the disclosure of which could compromise the company’s interests, except for cases in which such disclosure is required or allowed by law or in the public interest.

ARTICLE 15 – GENERAL MANAGEMENT

The company’s executive management shall be assumed by a natural person appointed by the Board of Directors and given the title of Chief Executive Officer (directeur général).

If the company’s executive management is assumed by the Chairman (président), the laws, regulations, and statutes pertaining to the Chief Executive Officer shall be applicable to him or her. He or she shall take the title of Chairman and Chief Executive Officer (président-directeur général).

The Chief Executive Officer shall be vested with the broadest powers to act in all circumstances in the company’s name. He or she shall exercise his or her powers within the scope of the corporate purpose and subject to those that the law expressly assigns to shareholders’ meetings and the Board of Directors.

He or she shall represent the company in its relations with third parties. The company shall be bound even by the actions of the Chief Executive Officer that do not belong to the corporate purpose, unless it can prove that the third party knew that the decision exceeded that purpose or that it could not have been unaware of this in light of the circumstances; publication of the Articles of Association alone does not constitute sufficient proof.

The Chief Executive Officer shall not be more than seventy (70) years of age. If the Chief Executive Officer reaches that age limit, he or she shall be considered to have resigned. However, his or her term of office shall be extended until the next meeting of the Board of Directors during which the new Chief Executive Officer is appointed.

The Board of Directors may remove the Chief Executive Officer at any time. If the removal is approved without due cause, it may give rise to damages, unless the Chief Executive Officer is taking office as the Chairman of the Board of Directors.

By a simple resolution passed by a majority vote of the directors present or represented, the Board of Directors shall choose whether the general management of the company is to be assumed by the Chairman of the Board or by another natural person.

Shareholders and third parties shall be informed of this choice in accordance with the laws and regulations.

The Board of Directors’ choice thus made shall remain in force until an opposing decision by the Board or, at the Board’s discretion, throughout the Chief Executive Officer’s term of office.

If the company’s general management is assumed by the Chairman of the Board of Directors, the provisions applicable to the Chief Executive Officer shall be applicable to him or her.

On a proposal by the Chief Executive Officer, the Board of Directors may appoint one or more natural persons to assist the Chief Executive Officer as Deputy Chief Executive Officer (directeur général délégué).

In agreement with the Chief Executive Officer, the Board of Directors shall set the scope and duration of the powers conferred on the Deputy Chief Executive Officers. The Board of Directors shall set their compensation. If a Deputy Chief Executive Officer is a director, his or her duties cannot outlast his or her directorship.

With regard to third parties, Deputy Chief Executive Officers have the same powers as the Chief Executive Officer; Deputy Chief Executive Officers have the power to litigate.

The number of Deputy Chief Executive Officers may not exceed five.

The Deputy Chief Executive Officer(s) shall be removable at any time by the Board of Directors, as proposed by the Chief Executive Officer. If the removal is approved without due cause, it may give rise to damages.

A Deputy Chief Executive Officer may not be more than seventy (70) years of age. If a Deputy Chief Executive Officer in office reaches that age limit, he or she shall automatically be considered to have resigned. However, his or her term of office shall be extended until the next meeting of the Board of Directors during which a new Deputy Chief Executive Officer could potentially be appointed.

If the Chief Executive Officer ceases to perform or is prevented from performing his or her duties, the Deputy Chief Executive Officer(s) shall retain all duties and powers until the appointment of the new Chief Executive Officer, unless decided otherwise by the Board of Directors.

ARTICLE 16 – NON-VOTING MEMBERS

The Board of Directors may appoint one or more non-voting members (censeurs) from among the shareholders, natural or legal persons, or elsewhere, but they shall not be more than two (2) in number.

The non-voting members’ term of office shall be set by the Board of Directors, not to exceed three (3) years. The duties of a non-voting member shall end at the close of the ordinary general meeting called to approve the financial statements for the past year and held in the year during which the term of office of said non-voting member expires.

Non-voting members may be re-elected at any time. The Board of Directors may put an end to their term of office at any time.

In the event of the death, resignation, or severance of a non-voting member for any other reason, the Board of Directors may replace him or her for the remainder of his or her term of office.

Non-voting members shall be called upon to attend meetings of the Board of Directors as observers and may be consulted by the latter or by the Chairman and take part in the deliberations with a consultative voice only; however their absence cannot affect the validity of the deliberations. They shall be convened to Board meetings under the same conditions as directors.

Non-voting members shall not be remunerated for their duties. However, the Board of Directors may authorise the reimbursement of the expenses that the non-voting members incur in the company’s interest.

ARTICLE 17 – INDEMNIFICATION OF DIRECTORS

The members and former members of the Board of Directors shall be reimbursed for:

(a)

reasonable cost of conducting a defense against claims, including claims by the company (other than such claims for which such members or former members of the Board have been declared responsible for by a final court decision), based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the company’s request; and

(b)	any damages payable by them as a result of an act or failure to act in the exercise of their duties or any other duties currently or previously performed by them at the company’s request.

There shall be no entitlement to indemnity:

(a)	if and to the extent the laws of France would not permit such indemnification;

(b)

if and to the extent a competent court has established in a final and conclusive decision that the act or failure to act of the current or former member of the Board may be characterized as willful (faute intentionnelle), intentionally reckless (faute lourde) or falling outside the exercise of its duties (faute détachable); or

(c)	if and to the extent the costs, damages or fines payable by the current or former member of the Board are covered by any liability insurance and the insurer has paid out the costs, damages or fines.

Except if the claim is instituted by the company itself, the relevant current or former member of the Board of Directors shall follow the company’s instructions relating to the manner of his or her defense and consult with the company in advance about the manner of such defense. The person concerned shall not: (i) acknowledge any personal liability, (ii) waive any defense, or (iii) agree on a settlement, without the company’s prior written consent. The company may take out liability insurance for the benefit of current or former members of the Board.

ARTICLE 18 – RELATED-PARTY AGREEMENTS

Pursuant to subparagraph 6 of Article L. 229-7 of the French Commercial Code, Articles L. 225-38 to L. 225-42 of the said Commercial Code are applicable to agreements entered into by the company.

TITLE IV

STATUTORY AUDITORS

ARTICLE 19 – STATUTORY AUDITORS

The company is audited, per the conditions set by law, by one or more statutory auditors meeting the legal conditions of eligibility. When the legal conditions are met, the company shall appoint at least two statutory auditors.

Each statutory auditor shall be appointed by the ordinary general meeting.

If the ordinary general meeting fails to elect a statutory auditor, any shareholder may petition the court to appoint one, with the Chairman of the Board of Directors duly summoned. The term of office of the court-appointed statutory auditors shall end when the ordinary general shareholders’ meeting has duly appointed the statutory auditor(s).

TITLE V

GENERAL MEETINGS

ARTICLE 20

1. Convocation

General meetings shall be convened and held per the conditions and deadlines set forth by the laws and regulations.

Meetings shall be held at the registered office or at any other location specified in the convocation.

2. Entitlement

The right to attend general meetings shall be documented by the book entry of shares in the name of the shareholder or of the intermediary registered on his or her behalf in the company registers in accordance with the deadlines and conditions set forth by law.

Shareholders who do not attend the meeting in person may choose one of the following options:

•	be represented by the intermediary registered on their behalf; or

•	assign a proxy to another shareholder, to their spouse, or to the partner with whom they have entered into a civil union (pacte civil de solidarité); or

•	vote by mail; or

•	send a proxy to the company without indicating an assignment, in accordance with the conditions set forth by the laws and regulations in force.

The date after which voting forms received by the Company will not be taken into account cannot be more than three days prior to a general meeting. However, the Board of Directors may decide to set a shorter period for any general meeting, and decide that voting forms must be received by the Company no later than first, second or third day preceding the general meeting in order to be taken into account.

3. Videoconference voting

Under the conditions set forth by applicable laws and regulations, the Board of Directors may arrange for shareholders to attend and vote by videoconference or other means of telecommunications that allow for a person’s identification. If the Board of Directors decides to exercise this option for a given meeting, the Board of Directors’ decision is recorded in the meeting notice and/or convocation.

Shareholders attending meetings by videoconference or any of the other means of telecommunications mentioned hereinabove, at the Board of Directors’ discretion, shall be considered present for the calculation of quorum and majority.

4. Committee – Attendance sheet – minutes

Meetings shall be presided over by the Chairman of the Board of Directors or, in his or her absence, by the Chief Executive Officer, by a Deputy Chief Executive Officer if he or she is a director, or by a director specially appointed for that purpose by the Board. Failing that, the meeting shall elect its own Chairman.

The committee shall include a Chairman and two scrutineers. The scrutineers’ duties shall be performed by the two members of the meeting who have the highest number of votes, if they are present and accept these duties.

The committee shall appoint a secretary, who need not be a shareholder.

At each meeting, an attendance sheet shall be kept, with the powers assigned to authorised agents appended to it as well as any absentee ballots, and minutes shall be taken of the meeting.

This attendance sheet may be regularised by the general meeting committee following the company’s acceptance of the information transmitted by the registrar of the U.S. Register on the disposals made, before the second (2nd) business day preceding the meeting at zero hour, Paris time, as applicable, by shareholders who have already cast their vote before that date. Indeed, the company is obligated to invalidate or amend votes cast by shareholders who have thus disposed of their shares, pursuant to Articles R. 225-85 and R. 225-86 of the French Commercial Code. Consequently, in view of the transmission deadlines for this information, the attendance sheet prepared at the general meeting shall be a draft document until it is regularised. The outcome of voting on the resolutions shall be final after the information thus transmitted is taken into account.

Copies or extracts of the meeting minutes shall be validly certified by the Chairman of the Board of Directors, by a director performing the duties of Chief Executive Officer, or by the meeting secretary.

5. Quorum and majority

Shareholders’ decisions shall be made at the general meeting.

Only the extraordinary general meeting shall be authorised to amend any or all provisions of the Articles of Association.

The ordinary general meeting shall make all other decisions falling within the competence of a general meeting.

Special meetings shall be attended by holders of a given category of shares, assuming that such is created, to decide on any amendment to the rights in respect of shares of that category.

The ordinary general meeting held on the date set by the first convening notice validly deliberates where the shareholders present, represented or having voted by correspondence hold at least one-fifth (1/5) of the voting shares. If this quorum is not reached, a second meeting is convened with an agenda identical to the first meeting; no quorum is required for such second meeting.

The extraordinary general meeting held on the date set by the first convening notice validly deliberates where the shareholders present, represented or having voted by correspondence hold at least a quarter (1/4) of the voting shares. If this quorum is not reached, a second meeting is convened with an agenda identical to the first meeting. If the quorum at the second meeting is not reached, the second meeting can be postponed to a date no later than two months after the date on which the second meeting was convened. The quorum for such second or postponed meeting, as the case may be, to be validly held is 1/5 of the voting shares.

Special meetings held on the date set by the first convening notice may validly deliberate where the shareholders present, represented or having voted by correspondence hold at least one third (1/3), on first notice, and, failing which, 1/5 for the meeting held on the date set by the second convening notice or in the case of postponement of the second meeting.

The ordinary general meeting’s decisions shall be made by a majority of votes validly cast.

Decisions of the extraordinary general meetings and special meetings shall be made by a two-thirds (2/3) majority of votes validly cast.

Votes cast shall not include those attached to shares for which the shareholder has not taken part in voting or has abstained or has returned a blank or invalid vote.

TITLE VI

COMPANY RESULTS

ARTICLE 21 – FINANCIAL YEAR

Each financial year shall last one calendar year, beginning on 1 January and ending on 31 December.

ARTICLE 22 – PROFITS - LEGAL RESERVE

A mandatory deduction of five percent (5%) of the profit for the financial year, minus any prior losses, shall be allocated to creating a reserve fund known as the “legal reserve.” This deduction shall cease to be mandatory once the amount of the legal reserve reaches one-tenth (1/10) of the capital.

Distributable profit shall comprise profit for the financial year, minus any prior losses and the deduction stipulated in the preceding subparagraph, plus accumulated profit.

ARTICLE 23 – DIVIDENDS

If the financial statements for the year, as approved by the general meeting, show a distributable profit, the general meeting shall decide to enter it in one or more reserve accounts of which it governs the allocation or use, to carry it forward, or to distribute it as dividends.

After recording the existence of reserves available to it, the general meeting may decide to distribute funds deducted from those reserves. In this case, the decision shall expressly indicate the reserve accounts from which these deductions are made. However, dividends shall first be deducted from the distributable profit for the financial year.

The procedures for issuing payment of dividends shall be set by the general meeting or by the Board of Directors, as appropriate.

Distributions payable in cash shall be approved in euro and paid (i) in euro for all holders of shares held on the French Register and (ii) in U.S. dollars (USD) for all holders of shares entered in the U.S. Register.

For the purposes of paying the dividend in dollars, the general meeting or, as appropriate, the Board of Directors shall set the reference date to be applied for the EUR/USD conversion price.

Dividend payment shall be issued no later than nine (9) months after the close of the financial year.

The general meeting approving the financial statements for the year may grant each shareholder, for some or all of the dividend being distributed, the choice of cash or shares in payment of the dividend.

Likewise, each shareholder may be granted an interim distribution, and for some or all of said interim distribution, the choice of cash or shares in payment of the interim distribution.

The offer of payment in shares, the price, and the conditions for issuing the shares, as well as the request for payment in shares and the conditions for the capital increase, shall be governed by the laws and regulations in force.

The Board of Directors may decide to carry out interim distributions under the conditions set out by the laws and regulations in force.

TITLE VII

DISSOLUTION · LIQUIDATION

ARTICLE 24 – EARLY DISSOLUTION

The extraordinary general meeting may decide on the company’s early dissolution at any point in time.

ARTICLE 25 – LOSS OF ONE-HALF OF CAPITAL

If, due to losses recorded in the accounting documents, the shareholders’ equity falls below one-half of the registered capital, the Board of Directors shall, within four months from approval of the financial statements showing such a loss, convene the extraordinary general meeting for the purpose of deciding whether the early dissolution of the company is justified.

If the decision is not made to dissolve, the capital shall, no later than the closure of the second financial year following the one during which the losses were recorded, and subject to the laws relating to the minimum capital of sociétés anonymes, be reduced by an amount equal to or greater than any losses that could not be charged against the reserves, if, during that period, the equity capital has not been restored to a value equal to or greater than one-half of the capital.

If the general meeting is not held, or if that meeting fails to validly deliberate, any interested party may petition the court for the company’s dissolution.

ARTICLE 26 – EFFECTS OF DISSOLUTION

The company shall be in liquidation from the moment it is dissolved for any reason whatsoever. Its legal personality shall persist for the purposes of this liquidation until the closure thereof.

Throughout the liquidation period, the general meeting shall retain the same powers as it had during the company’s existence.

Shares shall remain tradeable until the closure of the liquidation.

The company’s dissolution shall only have effect with respect to third parties from the date on which said dissolution is published in the trade and corporate register.

ARTICLE 27 – APPOINTMENT OF LIQUIDATORS – POWERS

At the expiration of the company’s duration or in the event of early dissolution, the general meeting shall govern the mode of liquidation and appoint one or more liquidators, whose powers it shall set and who shall perform their duties in compliance with the law.

The appointment of liquidators puts an end to the duties of the directors, the Chairman, the Chief Executive Officer, and the Deputy Chief Executive Officers.

TITLE VIII

NOTIFICATIONS

ARTICLE 28

All notifications provided under these Articles of Association shall be made by certified letter with acknowledgement of receipt or by extrajudicial act. Simultaneously, a duplicate of the notification shall be sent to its recipient by regular mail.

TITLE IX

DISPUTES

ARTICLE 29

Any disputes that may arise during the life of the company or its liquidation, either among shareholders or between the company and the shareholders, as to the construal or execution of these Articles of Association or, generally, regarding company matters, shall fall within the jurisdiction of the competent courts of the location of the registered office.

As such, in case of a dispute, each shareholder must elect domicile under the jurisdiction of the competent court of the location of the registered office, and all summons and notices shall be lawfully issued to this domicile.

If no domicile is elected, the summons and notices shall be validly made to the Office of the Public Prosecutor (Procureur de la République) of the regional court (Tribunal de Grande Instance) of the location of the registered office.